EXHIBIT 99.2

Q2 2023 Speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Second Quarter 2023.

First, I would like to talk about our Company condition and our product lines along with what we think might occur in Q3 and Q4 2023. Afterward, I will comment on our financials.

NanoChem division: NCS represents approximately 70% of FSI’s revenue. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. In 2022, NCS started food grade toll operations using the spray dryer we installed over the last several years.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. TPA’s effect is prevention of mineral scale from minerals that are part of the water fraction of oil as it exits the rock formation. Preventing scale keeps the oil recovery pipes from clogging.

TPA is also sold as a biodegradable ingredient in cleaning products, for certain food uses and as a water treatment chemical.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes that cause evaporation while N Savr 30™ is effective at reducing nitrogen loss from leaching.

Food products: Our IL plant is food grade inspected and we have received our FDA number. We have commercialized one food grade product based on polyaspartates that was developed fully in house. We have a pipeline of additional products in development that are either our ideas, toll production of outside ideas or a mixture where an outside idea is being optimized by our team. NCS will focus on food products equally with our other market verticals because we have determined that this is an area with large markets that we are skilled in servicing and where we can obtain good margins. We have not received the food product orders we had hoped for in Q2. Although we are still convinced that this is a viable future business, it may take several more quarters to obtain significant sales.

ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets, while, our NCS sales are into row crop agriculture. The opening of the economy after the pandemic has affected ENP sales into the home gardening market, especially home cannabis. We expect little revenue growth in 2023 and do not have any clarity regarding 2024 yet.

The Florida LLC investment: The LLC was profitable for first half 2023 and was one area where some revenue growth has occurred in 2023. The Company is focused on international sales into multiple countries all of which face different issues and respond in varied ways. Revenue was strong in Q1 and Q2 but, the remainder of the year cannot be predicted. Also, the LLC remains exposed to high costs of goods while experiencing difficulty passing all the costs to its customers. As a result, margins are compressed and earnings may not reach historical levels for some time. Our sales to the LLC grew in first half and we were able to retain a positive margin.

Merger with Lygos did not proceed

On April 18th 2022, FSI and Lygos announced their intent to merge subject to shareholder approval. The merger was not completed by the end date of the agreement, September 30 2022 and did not close.

Strategic investment in Lygos: In December 2020, FSI invested $500,000 in Lygos in return for equity. We made a second investment of $500,000 in June 2021. Lygos is using the investment toward development of a microbial route to aspartic acid using sugar as a feedstock. FSI will be the major user of aspartic acid derived this way and believes that sustainable aspartic acid will allow us to obtain large new customers and develop valuable new products that both biodegrade and come from sustainable sources.

We remain optimistic that we can continue to work with Lygos in ways that do not involve merging. FSI is dedicated to the goal of sustainability while finding a route to this goal that is, profitable for us, for our suppliers and for Lygos.

Q3 and Q4 2023

Agricultural products were not as strong in Q2 2023 as they were in Q2 2022. As a result, total revenue for first half was also below the previous year period. The orders that we thought were delayed from Q1 did not appear. We now expect that agriculture sales may remain slower than 2022 for the remainder of 2023.

Oil, gas and industrial sales of TPA have been lower in Q2 2023 and this is likely to continue for the remainder of the year. Customers are reducing inventory and reassessing their needs now that shipping has become reliable again.

Tariffs: Since 2019, several of our raw materials imported from China have included a 25% tariff. International customers are not charged the tariffs because we have applied for the export rebates available to recover the tariffs. The tariffs are affecting our cost of goods, our cash flow and our profits negatively. Rebates can take many years to arrive; we submitted our initial applications more than 4 years ago. The total dollar amount due back to us is well in excess of $1 MM. We will persevere until we succeed in recovering our funds.

Shipping and Inventory: Ocean shipping from Asia to the US and ocean shipments from the US to international ports are back to pre-covid speeds and have settled at prices very close to historic levels. Land transport inside the US is continuing to stabilize. We coped with shipping issues by ordering far ahead and carrying additional inventory in 2022 resulting in costs that we were unable to pass on to our customers. In 2023, we have been reducing inventory to a more normal level and are continuing to replace expensive raw materials with somewhat less expensive ones. As this proceeds margins may stabilize at slightly higher levels but it will take more time.

Raw material prices do not appear to be reverting to historic levels. Instead, they seem to be stabilizing at a new base level that is also experiencing inflation. Passing price increases, even small inflation related ones, along to customers can take several months, is not always possible and will probably result in constrained margins throughout the year.

We believe that the sum of the issues we face during the rest of 2023 will result in lower revenue, lower cash flow and lower profits for the second half and the full year.

Highlights of the financial results:

We are disappointed with the results for Q2 2023. Year over year revenue and operating cash flow were down. Profits were negatively affected by product mix, cost of goods and reduced sales volume. We now estimate that year over year growth in revenue, cash flow and profits will not be possible in 2023.

Sales for the quarter decreased 7% to 10.33 million, compared with 11.17 million for Q2 2022.

Profits: Q2 profits were $810 thousand or $0.07 per share, compared to a net income of $1.66 million, or $0.13 per share, in Q2 2022.

Operating Cash Flow: This non-GAAP number is useful to show our progress with non-cash items removed for clarity. For first half 2023, it was $3.22 million or 26 cents per share down from $4.42 million or 36 cents per share in the 2022 period.

Long term debt: We continue to pay down our long-term debt according to the terms of the loans. However, we have consolidated all our debt for ENP and NCS with Stock Yards Bank. This has resulted in increased lines of credit with lower interest rates and reduced interest rates on our long-term debt. At the same time, we bought all the units we did not already own in ENP Peru Investments LLC and guaranteed the mortgage held by the LLC. The LLC owns the 5 acres and 60,000 square feet of building in Peru IL on the SW corner of our property. This action returns full ownership of the 20-acre parcel and 120,000 square feet of buildings to FSI with a mortgage at favorable terms.

Additional factory space in Illinois: In the second quarter we invested to acquire 80% of an LLC called 317 Mendota that in turn purchased a large building on 37 acres of land in Mendota IL. We have determined that 240,000 square feet is available for our use or for rental. The ENP division will move all operations to 60,000 square feet of this building. The remaining 180,000 square feet will be rented as suitable tenants are found. The NCS division will recover the use of 30,000 sq. ft. in Peru IL from ENP making room for possible growth in 2024 and beyond.

Working capital is adequate for all our purposes. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital.

The text of this speech will be available as an 8K filing on www.sec.gov by Wednesday August 16th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.